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
PROSPECTUS DATED JUNE 28, 1995                                          PRICING SUPPLEMENT NO. 6
AND PROSPECTUS SUPPLEMENT DATED                                         TO REGISTRATION NO. 33-60301
AUGUST 24, 1995                                                         October 13, 1995
                                                                        RULE 424(B)(2)
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                           APPLIED MATERIALS, INC.

                    FIXED RATE MEDIUM-TERM NOTE, SERIES A



Principal Amount:  20,000,000
Original Issue Date:  OCT. 18, 1995
Stated Maturity:  SEPT. 6, 2005
Issue Price (as percentage of principal amount):  100%
Interest Rate:  6.70%
Interest Accrual Date:  OCT. 18, 1995
Method of Calculation:     [X]    30/360
                           [ ]    Actual/360

Interest Payment Dates:  SEP. 15, MARCH 15 OF EACH YEAR, COMMENCING
                         MARCH 15, '96

Regular Record Dates (if other than the 15th day prior to each Interest Payment
Date):

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
Redemption:                [X]    The Notes cannot be redeemed prior to the Stated Maturity.
                           [ ]    The Notes can be redeemed prior to the Stated Maturity subject to the following terms:
                                     Initial Redemption Date:
                                     Initial Redemption Percentage:
                                     Annual Redemption Percentage Reduction:




Repayment:                 [X]    The Notes cannot be repaid prior to the Stated Maturity.
                           [ ]    The Notes can be repaid prior to the Stated Maturity at the option of the holder of the Bank Note subject to the following terms:
                                     Optional Repayment Date(s):                  Repayment Price(s):
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Terms of Amortizing Note:





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Original Issue Discount Note (for tax purposes):      [ ]  Yes      [X]  No

                 If yes:          Total amount of OID:
                                  Yield to maturity:
                                  Initial Accrual Period
                                  OID and Designated Method:


Form of Note:         [X]    Book Entry    or  [ ]    Certificated

Cusip:  03822VAF8
Other Terms:
Trade Date:  OCT. 13, 1995
Name of Agent: MORGAN STANLEY & CO. INCORPORATED
Agent's DTC Participant Number:  050
Agent's Discount or Commission:  $120,000
Net Proceeds to Company:  $19,880,000

[ ]    Agent is Acting as Agent for the
       Sale of Notes by the Company at
       a Price to the Public of

          [ ]    100% of Principal Amount
          [ ]    ____% of Principal Amount

[X]    Agent is Purchasing Notes from the
       Company as Principal for resale to
       investors and other purchasers at

          [X]    a fixed initial public offering price
                 of 100% of the Principal Amount
          [ ]    a fixed initial public offering price
                 of ___% of the Principal Amount
          [ ] varying prices relating to prevailing market prices at time of resale to be determined by Agent


Terms are not completed for certain items above because such items are not applicable.




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